EXHIBIT 10.1

March 26, 2015

To the GreenPlex Board of Directors:

This letter will inform you of my decision to resign as President, CEO, and Director of GreenPlex Corporation, effective today, March 26, 2015.

It has been an honor to serve GreenPlex for one year in the above-mentioned capacities.

I wish you and all the GreenPlex stock holders success with bringing the company to its fullest potential.

Best regards,

Victor T Foia